Exhibit 99.1
                                                                    ------------

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., April 11, 2003 /PRNewswire/ --First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported earnings of $302,000 for the quarter ended March 31, 2003, compared to $208,000 for the same quarter in 2002, an increase of 45.2 percent. For the nine months ended March 31, 2003, net income was a record $1.11 million or nearly 29 percent above the $859,000 recognized over the like period a year ago.

Third quarter earnings represented 19 cents per average outstanding share (diluted), an increase of 58.3 percent from the 12 cents for the quarter ended March 31, 2002. For the first three quarters of the fiscal year, diluted earnings per share totaled a record 70 cents on 1.59 million average shares compared to 51 cents on 1.68 million shares during the same period the preceding fiscal year.

Core operations have been the principal contributor to the improved earnings. For example, net interest income for the quarter ended March 31, 2003, increased
3.5 percent from the same period a year ago.  This change was  attributed  to an
18.5 percent decrease in interest expenses partially offset by a 7.2 percent decline in interest income. The loan portfolios have accounted for much of the growth through the first three quarters of the fiscal year. The higher proportion of loans, 65.5 percent of the total assets at the most recent quarter end, helped reduce the impact of a declining interest rate environment.

Noninterest income increased $141,000 or 40.3 percent between the comparative quarters. Increased gains on loan sales were responsible for nearly half the improvement. Other major contributors included loan fee income and increases in the value of bank-owned life insurance. At the same time, noninterest expenses for the quarter ended March 31, 2003, were 4.3 percent above the same period in fiscal 2002.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)

                                                       3/31/2003       6/30/2002
                                                    ================ ===============
Selected Balance Sheet Data:                          (unaudited)
----------------------------
Total assets                                              188,665        183,162
Investment securities                                          22            440
Mortgage-backed securities                                 38,207         37,361
Loans receivable, net                                     123,478        117,934
Deposit accounts                                          116,172        119,915
Long-term debt                                             40,000         30,000
Equity capital                                             29,773         31,324

                                                             Three months                    Nine months
                                                            ended March 31,                ended March 31,

                                                         2003             2002           2003           2002
                                                    ================================ =============================
Selected Operating Data:                              (unaudited)     (unaudited)     (unaudited)   (unaudited)
------------------------
Interest income                                          2,595           2,797           8,217          8,899
Interest expense                                         1,108           1,359           3,594          4,679
                                                    -------------------------------- -----------------------------
Net interest income                                      1,487           1,438           4,623          4,220
Provision for loan losses                                  123             129             423            289
                                                    -------------------------------- -----------------------------
Net interest income after provision                      1,364           1,309           4,200          3,931
Noninterest income                                         490             349           1,452          1,224
Noninterest expense                                      1,439           1,380           4,083          3,960
                                                    -------------------------------- -----------------------------
Income before income taxes
  and cumulative effect of a                               415             278           1,569          1,195
  change in accounting principle
Income taxes                                               113              70             463            336
Cumulative effect of change in
    accounting principle                                     0               0               0              0
                                                    -------------------------------- -----------------------------
Net income                                                 302             208           1,106            859

                                                               At or for                      At or for
                                                           the three months                the nine months
                                                            ended March 31,                ended March 31,


Selected Financial Ratios:                               2003             2002           2003           2002
--------------------------
                                                    ================================ =============================
Performance Ratios:                                   (unaudited)     (unaudited)     (unaudited)   (unaudited)
Return on average assets                                  0.67%            0.46%           0.81%         0.62%
Return on average equity                                  3.95%            2.64%           4.83%         3.66%
Basic earnings per share                                  0.20             0.13            0.73          0.53
Diluted earnings per share                                0.19             0.12            0.70          0.51
Interest rate spread                                      3.27%            3.05%           3.36%         2.88%
Net interest margin                                       3.58%            3.45%           3.69%         3.33%
Other expenses as a % of average total assets             3.17%            3.04%           2.98%         2.87%

Asset Quality Ratios:
Nonperforming loans as a % of total loans                 0.32%            0.28%           0.32%         0.28%
Nonperforming assets as a % of total assets               0.23%            0.20%           0.23%         0.20%
Allowance for loan losses as a % of total loans           0.83%            0.66%           0.83%         0.66%
Allowance for loan losses as a %
  of nonperforming loans                                258.50%          235.78%         258.50%       235.78%

For further information:
Harold Duncan, Chairman & CEO
(812) 423-3196